[Adopted in Release No. IC-17085 ( 84,434), effective September 25, 1989,
                                  54 F.R.32048]
                     U.S. Securities and Exchange Commission
                               Washington DC 20549

                                  FORM N-17F-2


          Form N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody
                 of Management Investment Companies

                    Pursuant to Rule 17f-2 [17CFR 270.17f-2]


--------------------------------------------------------------------------------
1.   Investment Company Act File Number: 811-5309     Date Examination Complete:
          First American Investment Funds, Inc.
                                                                6/30/98

----------------------------------------------------------------------------
2.   State Identification Number

          (See attached Exhibit A - State Registration
          Report for a list of portfolios and classes)














--------------------------------------------------------------------------
3.   Exact number of investment company as specified in registration statement:
          33-16905


----------------------------------------------------------------------------
4. Address of principal executive office: (number, street, city, state, zip code)
          1 Freedom Valley Drive, Oaks, PA 19456

----------------------------------------------------------------------------

INSTRUCTIONS
This form must be completed by the investment companies that have custody of securities or similar investments.
Investment Company

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors of
  First American Investment Funds, Inc.:


We have examined management's assertion, included in its representation letter, that Limited Term Income Fund, Intermediate Term Income Fund, Fixed Income Fund, Intermediate Government Bond Fund, Intermediate Tax Free Fund, California Intermediate Tax Free Fund, Oregon Intermediate Tax Free Fund, Colorado Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Balanced Fund, Equity Index Fund, Equity Income Fund, Large Cap Growth Fund, Large Cap Value Fund, Mid Cap Value Fund, Regional Equity Fund, Small Cap Growth Fund, Technology Fund, International Fund, International Index Fund, Real Estate Securities Fund, Micro Cap Value Fund, Small Cap Value Fund, and Health Sciences Fund of First American Investment Funds, Inc., (the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of June 30, 1998. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 1998, and with respect to agreement of security purchases and sales, for the period from February 28, 1998 (the date of our last examination) through June 30, 1998:

* Count and inspection of underlying documentation of securities designated as being held in the vault of U.S. Bank National Association, the Custodian;

* Confirmation of securities held by institutions in book entry form (Federal Reserve Bank of Minneapolis, Bankers Trust Company, and The Depository Trust Company), examination of selected security position reconciliations, and confirmation directly with the transfer agent (Federated Investors, PNC Financial Processing Corp., and DST Systems, Inc.) for mutual fund securities;

* Confirmation of repurchase agreements with counterparty banks and broker-dealers;

* Confirmation or examination of underlying documentation, on a test basis, for securities purchased but not received, securities on loan, hypothecated, pledged, placed in escrow, or out for transfer with broker-dealers and/or transfer agents;

* Reconciliation of all such securities to the books and records of the Funds and the Custodian; and

*    Test of security transactions since our last report.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1998, with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of First American Investment Funds, Inc. and the Securities and Exchange Commission, and should not be used for any other purpose.




KPMG Peat Marwick LLP




Minneapolis, Minnesota
September 4, 1998

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
                            STATE REGISTRATION REPORT

GROUP: FAF

FUND NAMES                                                    FUND CODE  AK  AL  AR  AZ  CA  CO  CT  DC  DE  FL  GA  HI  IA  ID
FA - Prime Obligations Fund - Retail Class A                  |FA01A    | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Retail Class B                  |FA01B    | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Institutional Class             |FA01I    |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class A (f/k/a Treasury      |FA02A    | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
Obligations Fund) - Class A SEC effective 10-8-97             |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class D                      |FA02D    |   |   |   |   |   |   |   | X |   | X |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Institutional Class          |FA02I    |   |   |   | X | X | X |   | X |   | X | X |   |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Class D                    |FA03D    |   |   |   |   |   |   |   | X |   | X |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Institutional Class        |FA03I    |   |   |   | X | X | X |   | X |   | X | X |   |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class A                      |FA04A    | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 10-8-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class C                      |FA04C    |   |   |   | X | X | X |   | X |   | X | X |   |   |   |
SEC effective 10-8-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class D                      |FA04D    |   |   |   |   |   |   |   | X |   | X |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Tax Free Fund - Retail Class A            |FAI01A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Tax Free Fund - Institutional Class       |FAI01I   |   |   |   | X | X | X |   | X |   | X |   | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - MN Intermediate Tax Free Fund - Retail Cl. A           |FAI02A   |   |   |   |   |   | X |   | X |   | X |   |   |   |   |
(f/k/a MN Insured Intermediate Tax Free Fund)                 |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - MN Intermediate Tax Free Fund - Instit'l Cl.           |FAI02I   |   |   |   |   |   | X |   | X |   | X |   |   |   |   |
(f/k/a MN Insured Intermediate Tax Free Fund)                 |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Colorado Intermediate Tax Free Fund - Retail Class A   |FAI03A   |   |   |   |   |   | X |   | X |   | X |   |   |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                        [WIDE TABLE CONTINUED FROM ABOVE]

FUND NAMES                                                    FUND CODE  IL  IN  KS  KY  LA  MA  MD  ME  MI  MN  MO  MS
FA - Prime Obligations Fund - Retail Class A                  |FA01A    | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Retail Class B                  |FA01B    | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Institutional Class             |FA01I    | X |   |   |   |   | X |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class A (f/k/a Treasury      |FA02A    | X | X | X | X | X | X | X | X | X | X | X | X |
Obligations Fund) - Class A SEC effective 10-8-97             |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class D                      |FA02D    |   |   |   |   |   |   |   |   |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Institutional Class          |FA02I    | X | X |   |   |   | X | X |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Class D                    |FA03D    |   |   |   |   |   |   |   |   |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Institutional Class        |FA03I    | X |   |   |   |   | X |   |   |   | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class A                      |FA04A    | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 10-8-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class C                      |FA04C    | X | X |   |   |   |   |   |   |   | X |   |   |
SEC effective 10-8-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class D                      |FA04D    |   |   |   |   |   |   |   |   |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Tax Free Fund - Retail Class A            |FAI01A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Tax Free Fund - Institutional Class       |FAI01I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - MN Intermediate Tax Free Fund - Retail Cl. A           |FAI02A   |   |   |   | X | X |   |   |   |   | X |   |   |
(f/k/a MN Insured Intermediate Tax Free Fund)                 |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - MN Intermediate Tax Free Fund - Instit'l Cl.           |FAI02I   |   |   |   |   |   |   |   |   |   | X |   |   |
(f/k/a MN Insured Intermediate Tax Free Fund)                 |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Colorado Intermediate Tax Free Fund - Retail Class A   |FAI03A   |   |   |   | X | X |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
                            STATE REGISTRATION REPORT

GROUP: FAF

FUND NAMES                                                    FUND CODE  AK  AL  AR  AZ  CA  CO  CT  DC  DE  FL  GA  HI  IA  ID
FAIF - Colorado Intermediate Tax Free Fund- Instit'l Cl.      |FAI03I   |   |   |   |   |   | X |   | X |   | X |   |   |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Limited Term Income Fund - Retail Class A              |FAI04A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Limited Term Income Fund - Institutional Class         |FAI04I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Term Income Fund - Retail Class A         |FAI05A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate-Term Income Fund - Institutional Class    |FAI05I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Retail Class A                     |FAI06A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Retail Class B                     |FAI06B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Institutional Class                |FAI06I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Government Bond Fund - Retail Class A     |FAI07A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Government Bond Fund - Institutional Cla  |FAI07I   |   |   |   | X | X | X |   | X |   | X |   | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Retail Class A                  |FAI08A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Stock Fund)                                            |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Retail Class B                  |FAI08B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Stock Fund)                                            |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Institutional Class             |FAI08I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
(f/k/a Stock Fund)                                            |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Index Fund - Retail Class A                     |FAI09A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Index Fund - Retail Class B                     |FAI09B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                        [WIDE TABLE CONTINUED FROM ABOVE]

FUND NAMES                                                    FUND CODE  IL  IN  KS  KY  LA  MA  MD  ME  MI  MN  MO  MS
FAIF - Colorado Intermediate Tax Free Fund- Instit'l Cl.      |FAI03I   |   |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Limited Term Income Fund - Retail Class A              |FAI04A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Limited Term Income Fund - Institutional Class         |FAI04I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Term Income Fund - Retail Class A         |FAI05A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate-Term Income Fund - Institutional Class    |FAI05I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Retail Class A                     |FAI06A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Retail Class B                     |FAI06B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Institutional Class                |FAI06I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Government Bond Fund - Retail Class A     |FAI07A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Government Bond Fund - Institutional Cla  |FAI07I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Retail Class A                  |FAI08A   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Stock Fund)                                            |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Retail Class B                  |FAI08B   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Stock Fund)                                            |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Institutional Class             |FAI08I   | X |   |   |   |   |   |   |   |   | X | X |   |
(f/k/a Stock Fund)                                            |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Index Fund - Retail Class A                     |FAI09A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Index Fund - Retail Class B                     |FAI09B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
                            STATE REGISTRATION REPORT

GROUP: FAF

FUND NAMES                                                    FUND CODE  AK  AL  AR  AZ  CA  CO  CT  DC  DE  FL  GA  HI  IA  ID
FAIF - Equity Index Fund - Institutional Class                |FAI09I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Retail Class A                         |FAI10A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
(FAI11 merged into FAI10 as of 11/21/97)                      |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Retail Class B                         |FAI10B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
(FAI11 merged into FAI10 as of 11/21/97)                      |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Institutional Class                    |FAI10I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
(FAI11 merged into FAI10 as of 11/21/97)                      |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Retail Class A                    |FAI12A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Retail Class B                    |FAI12B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Institutional Class               |FAI12I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Retail Class A                 |FAI13A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Retail Class B                 |FAI13B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Institutional Class            |FAI13I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Retail Class A                 |FAI14A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Retail Class B                 |FAI14B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Institutional Class            |FAI14I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Regional Equity Fund - Retail Class A                  |FAI15A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Regional Equity Fund - Retail Class B                  |FAI15B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                        [WIDE TABLE CONTINUED FROM ABOVE]

FUND NAMES                                                    FUND CODE  IL  IN  KS  KY  LA  MA  MD  ME  MI  MN  MO  MS
FAIF - Equity Index Fund - Institutional Class                |FAI09I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Retail Class A                         |FAI10A   | X | X | X | X | X | X | X | X | X | X | X | X |
(FAI11 merged into FAI10 as of 11/21/97)                      |         |   |   |   |   |   |   |   |   |   |   |   |  |

FAIF - Balanced Fund - Retail Class B                         |FAI10B   | X | X | X | X | X | X | X | X | X | X | X | X |
(FAI11 merged into FAI10 as of 11/21/97)                      |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Institutional Class                    |FAI10I   | X |   |   |   |   |   |   |   |   | X | X |   |
(FAI11 merged into FAI10 as of 11/21/97)                      |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Retail Class A                    |FAI12A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Retail Class B                    |FAI12B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Institutional Class               |FAI12I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Retail Class A                 |FAI13A   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Retail Class B                 |FAI13B   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Institutional Class            |FAI13I   | X |   |   |   |   |   |   |   |   | X | X |   |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Retail Class A                 |FAI14A   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Retail Class B                 |FAI14B   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Institutional Class            |FAI14I   | X |   |   |   |   |   |   |   |   | X | X |   |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Regional Equity Fund - Retail Class A                  |FAI15A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Regional Equity Fund - Retail Class B                  |FAI15B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
                            STATE REGISTRATION REPORT

GROUP: FAF

FUND NAMES                                                    FUND CODE  AK  AL  AR  AZ  CA  CO  CT  DC  DE  FL  GA  HI  IA  ID
FAIF - Regional Equity Fund - Institutional Class             |FAI15I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap Value Fund - Retail Class A                    |FAI16A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap Value Fund - Retail Class B                    |FAI16B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap Value Fund - Institutional Class               |FAI16I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Retail Class A                       |FAI17A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Retail Class B                       |FAI17B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Institutional Class                  |FAI17I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Retail Class A                  |FAI18A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Retail  Class B                 |FAI18B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Institutional Class             |FAI18I   |   |   |   | X | X | X |   | X |   | X | X | X |   | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Retail Class A           |FAI19A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Retail Class B           |FAI19B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Institutional Class      |FAI19I   |   |   |   | X | X | X |   | X |   | X |   | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Retail Class A                    |FAI20A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Retail Class B                    |FAI20B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Institutional Class               |FAI20I   |   |   |   | X | X | X |   | X |   | X | X | X |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                        [WIDE TABLE CONTINUED FROM ABOVE]

FUND NAMES                                                    FUND CODE  IL  IN  KS  KY  LA  MA  MD  ME  MI  MN  MO  MS
FAIF - Regional Equity Fund - Institutional Class             |FAI15I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap Value Fund - Retail Class A                    |FAI16A   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap Value Fund - Retail Class B                    |FAI16B   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap Value Fund - Institutional Class               |FAI16I   | X |   |   |   |   |   |   |   |   | X | X |   |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Retail Class A                       |FAI17A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Retail Class B                       |FAI17B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Institutional Class                  |FAI17I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Retail Class A                  |FAI18A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Retail  Class B                 |FAI18B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Institutional Class             |FAI18I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Retail Class A           |FAI19A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Retail Class B           |FAI19B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Institutional Class      |FAI19I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Retail Class A                    |FAI20A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Retail Class B                    |FAI20B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Institutional Class               |FAI20I   | X |   |   |   |   |   |   |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
                            STATE REGISTRATION REPORT

GROUP: FAF

FUND NAMES                                                    FUND CODE  AK  AL  AR  AZ  CA  CO  CT  DC  DE  FL  GA  HI  IA  ID
FAIF - Oregon Intermediate Tax Free Fund - Class C            |FAI24C   |   |   |   |   | X | X |   | X |   | X | X |   |   |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - California Intermediate Tax Free Fund - Class A        |FAI25A   |   |   |   |   | X | X |   | X |   | X | X |   |   |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - California Intermediate Tax Free Fund - Class C        |FAI25C   |   |   |   |   | X | X |   | X |   | X | X |   |   |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class A                         |FAI26A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class B                         |FAI26B   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class C                         |FAI26C   |   |   |   | X | X | X |   | X |   | X | X |   |   |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class A                         |FAI27A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class B                         |FAI27B   |   | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-06-97                                        |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class C                         |FAI27C   |   |   |   | X | X | X |   | X |   | X | X |   |   |   |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class A                     |FAI28A   | M | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-06-97                                        |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class B                     |FAI28B   | M | X | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class C                     |FAI28C   |   |   |   | X | X | X |   | X |   | X | X |   |   |   |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |


                        [WIDE TABLE CONTINUED FROM ABOVE]

FUND NAMES                                                    FUND CODE  IL  IN  KS  KY  LA  MA  MD  ME  MI  MN  MO  MS
FAIF - Oregon Intermediate Tax Free Fund - Class C            |FAI24C   |   | X |   |   |   |   |   |   |   | X |   |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - California Intermediate Tax Free Fund - Class A        |FAI25A   |   | X |   | X | X |   |   |   |   | X |   |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - California Intermediate Tax Free Fund - Class C        |FAI25C   |   | X |   |   |   | X |   |   |   | X |   |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class A                         |FAI26A   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class B                         |FAI26B   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class C                         |FAI26C   | X | X |   |   |   |   |   |   |   | X |   |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class A                         |FAI27A   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class B                         |FAI27B   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-06-97                                        |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class C                         |FAI27C   | X | X |   |   |   |   |   |   |   | X | X |   |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class A                     |FAI28A   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-06-97                                        |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class B                     |FAI28B   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class C                     |FAI28C   | X | X |   |   |   |   |   |   |   | X |   |   |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |


                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
                            STATE REGISTRATION REPORT

GROUP:FAF

FUND NAMES                                                    FUND CODE  MT  NC  ND  NE  NH  NJ  NM  NV  NY  OH  OK  OR  PA  PR
FA - Prime Obligations Fund - Retail Class A                  |FA01A    | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Retail Class B                  |FA01B    | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Institutional Class             |FA01I    | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class A (f/k/a Treasury      |FA02A    | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
Obligations Fund) - Class A SEC effective 10-8-97             |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class D                      |FA02D    |   |   |   |   |   | X |   |   |   |   |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Institutional Class          |FA02I    | X | X | X |   |   | X |   |   |   |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Class D                    |FA03D    |   | X |   |   |   | X |   |   |   |   |   |   | X |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Institutional Class        |FA03I    | X | X | X |   |   | X |   |   |   |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class A                      |FA04A    | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
SEC effective 10-8-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class C                      |FA04C    | X | X | X |   |   | X |   |   |   |   |   |   | X |   |
SEC effective 10-8-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class D                      |FA04D    |   |   |   |   |   | X |   |   |   |   |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Tax Free Fund - Retail Class A            |FAI01A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Tax Free Fund - Institutional Class       |FAI01I   | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - MN Intermediate Tax Free Fund - Retail Cl. A           |FAI02A   |   |   |   | X | X | X |   |   | X |   |   | X | X |   |
(f/k/a MN Insured Intermediate Tax Free Fund)                 |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - MN Intermediate Tax Free Fund - Instit'l Cl.           |FAI02I   |   |   |   |   |   | X |   |   | X |   |   |   | X |   |
(f/k/a MN Insured Intermediate Tax Free Fund)                 |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Colorado Intermediate Tax Free Fund - Retail Class A   |FAI03A   |   |   |   | X | X | X |   |   | X |   |   | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                        [WIDE TABLE CONTINUED FROM ABOVE]

FUND NAMES                                                    FUND CODE  RI  SC  SD  TN  TX  UT  VA  VT  WA  WI  WV  WY
FA - Prime Obligations Fund - Retail Class A                  |FA01A    | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Retail Class B                  |FA01B    | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Institutional Class             |FA01I    | X |   | X |   | X |   | X |   |   | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class A (f/k/a Treasury      |FA02A    | X | X | X | X | X | X | X | X | X | X | X | X |
Obligations Fund) - Class A SEC effective 10-8-97             |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class D                      |FA02D    |   |   |   |   |   |   |   |   |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Institutional Class          |FA02I    |   |   | X |   | X |   | X |   |   | X |   | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Class D                    |FA03D    |   |   |   |   |   |   | X |   |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Institutional Class        |FA03I    |   |   | X |   | X |   | X |   |   | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class A                      |FA04A    | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 10-8-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class C                      |FA04C    |   |   | X |   | X |   | X |   |   | X |   | X |
SEC effective 10-8-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Tax Free Obligations Fund - Class D                      |FA04D    |   |   |   |   |   |   |   |   |   |   |   |   |
Sales are Blue Sky exempt                                     |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Tax Free Fund - Retail Class A            |FAI01A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Tax Free Fund - Institutional Class       |FAI01I   |   |   | X |   | X |   | X |   |   | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - MN Intermediate Tax Free Fund - Retail Cl. A           |FAI02A   |   |   |   |   |   | X |   |   |   |   |   | X |
(f/k/a MN Insured Intermediate Tax Free Fund)                 |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - MN Intermediate Tax Free Fund - Instit'l Cl.           |FAI02I   |   |   |   |   |   |   |   |   |   |   |   | X |
(f/k/a MN Insured Intermediate Tax Free Fund)                 |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Colorado Intermediate Tax Free Fund - Retail Class A   |FAI03A   |   |   |   |   |   | X |   |   |   |   |   | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
                            STATE REGISTRATION REPORT

GROUP:FAF

FUND NAMES                                                     FUND CODE  MT  NC  ND  NE  NH  NJ  NM  NV  NY  OH  OK  OR  PA  PR
FAIF - Colorado Intermediate Tax Free Fund- Instit'l Cl.       |FAI03I   |   |   |   |   |   | X |   |   | X |   |   |   | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Limited Term Income Fund - Retail Class A               |FAI04A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Limited Term Income Fund - Institutional Class          |FAI04I   | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Term Income Fund - Retail Class A          |FAI05A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate-Term Income Fund - Institutional Class     |FAI05I   | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Retail Class A                      |FAI06A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Retail Class B                      |FAI06B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Institutional Class                 |FAI06I   | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Government Bond Fund - Retail Class A      |FAI07A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Government Bond Fund - Institutional Cla   |FAI07I   | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Retail Class A                   |FAI08A   | X | X | X | X | X | X | X | X | X | X | X | X | X | P |
(f/k/a Stock Fund)                                             |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Retail Class B                   |FAI08B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
(f/k/a Stock Fund)                                             |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Institutional Class              |FAI08I   | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
(f/k/a Stock Fund)                                             |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Index Fund - Retail Class A                      |FAI09A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Index Fund - Retail Class B                      |FAI09B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                        [WIDE TABLE CONTINUED FROM ABOVE]

FUND NAMES                                                     FUND CODE  RI  SC  SD  TN  TX  UT  VA  VT  WA  WI  WV  WY
FAIF - Colorado Intermediate Tax Free Fund- Instit'l Cl.       |FAI03I   |   |   |   |   |   |   |   |   |   |   |   | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Limited Term Income Fund - Retail Class A               |FAI04A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Limited Term Income Fund - Institutional Class          |FAI04I   |   | X | X |   | X |   | X |   |   | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Term Income Fund - Retail Class A          |FAI05A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate-Term Income Fund - Institutional Class     |FAI05I   |   | X | X |   | X |   | X |   |   | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Retail Class A                      |FAI06A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Retail Class B                      |FAI06B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Fixed Income Fund - Institutional Class                 |FAI06I   |   |   | X |   | X |   | X |   |   | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Government Bond Fund - Retail Class A      |FAI07A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Intermediate Government Bond Fund - Institutional Cla   |FAI07I   |   |   | X |   | X |   | X |   |   | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Retail Class A                   |FAI08A   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Stock Fund)                                             |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Retail Class B                   |FAI08B   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Stock Fund)                                             |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Value Fund - Institutional Class              |FAI08I   |   |   | X |   | X |   | X |   |   | X | X | X |
(f/k/a Stock Fund)                                             |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Index Fund - Retail Class A                      |FAI09A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Index Fund - Retail Class B                      |FAI09B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
                            STATE REGISTRATION REPORT

GROUP:FAF

FUND NAMES                                                    FUND CODE  MT  NC  ND  NE  NH  NJ  NM  NV  NY  OH  OK  OR  PA  PR
FAIF - Equity Index Fund - Institutional Class                |FAI09I   | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Retail Class A                         |FAI10A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Retail Class B                         |FAI10B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Institutional Class                    |FAI10I   | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Retail Class A                    |FAI12A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Retail Class B                    |FAI12B   | X | X | X | X | X | X | X | X |   | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Institutional Class               |FAI12I   | X |   | X |   |   | X |   |   |   |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Retail Class A                 |FAI13A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Retail Class B                 |FAI13B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Institutional Class            |FAI13I   | X |   | X |   |   | X |   |   |   |   |   |   | X |   |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Retail Class A                 |FAI14A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Retail Class B                 |FAI14B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Institutional Class            |FAI14I   | X | X | X |   |   | X |   |   |   |   |   |   | X |   |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Regional Equity Fund - Retail Class A                  |FAI15A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Regional Equity Fund - Retail Class B                  |FAI15B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                        [WIDE TABLE CONTINUED FROM ABOVE]

FUND NAMES                                                    FUND CODE  RI  SC  SD  TN  TX  UT  VA  VT  WA  WI  WV  WY
FAIF - Equity Index Fund - Institutional Class                |FAI09I   |   | X | X |   | X |   | X |   |   | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Retail Class A                         |FAI10A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Retail Class B                         |FAI10B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Balanced Fund - Institutional Class                    |FAI10I   |   | X | X |   | X |   | X |   |   | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Retail Class A                    |FAI12A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Retail Class B                    |FAI12B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Equity Income Fund - Institutional Class               |FAI12I   | X | X | X |   | X |   | X |   |   | X |   | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Retail Class A                 |FAI13A   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Retail Class B                 |FAI13B   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Large Cap Growth Fund - Institutional Class            |FAI13I   |   | X | X |   | X |   | X |   |   | X |   | X |
(f/k/a Diversified Growth Fund)                               |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Retail Class A                 |FAI14A   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Retail Class B                 |FAI14B   | X | X | X | X | X | X | X | X | X | X |   | X |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Growth Fund - Institutional Class            |FAI14I   | X | X | X |   | X |   | X |   |   | X | X | X |
(f/k/a Emerging Growth Fund)                                  |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Regional Equity Fund - Retail Class A                  |FAI15A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Regional Equity Fund - Retail Class B                  |FAI15B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
                            STATE REGISTRATION REPORT

GROUP:FAF

FUND NAMES                                                    FUND CODE  MT  NC  ND  NE  NH  NJ  NM  NV  NY  OH  OK  OR  PA  PR
FAIF - Regional Equity Fund - Institutional Class             |FAI15I   | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap Value Fund - Retail Class A                    |FAI16A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap Value Fund - Retail Class B                    |FAI16B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap  Value Fund - Institutional Class              |FAI16I   | X | X | X |   |   | X |   |   | X |   |   |   | X |   |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Retail Class A                       |FAI17A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Retail Class B                       |FAI17B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Institutional Class                  |FAI17I   | X | X | X |   |   | X |   |   |   |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Retail Class A                  |FAI18A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Retail  Class B                 |FAI18B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Institutional Class             |FAI18I   | X | X | X |   |   | X |   |   |   |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Retail Class A           |FAI19A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Retail Class B           |FAI19B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Institutional Class      |FAI19I   | X |   | X |   |   | X |   |   |   |   |   |   |   |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Retail Class A                    |FAI20A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Retail Class B                    |FAI20B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Institutional Class               |FAI20I   | X | X | X |   |   | X |   |   |   |   |   |   | X |   |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                        [WIDE TABLE CONTINUED FROM ABOVE]

FUND NAMES                                                    FUND CODE  RI  SC  SD  TN  TX  UT  VA  VT  WA  WI  WV  WY
FAIF - Regional Equity Fund - Institutional Class             |FAI15I   | X | X | X |   | X |   | X |   |   | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap Value Fund - Retail Class A                    |FAI16A   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap Value Fund - Retail Class B                    |FAI16B   | X | X | X | X | X | X | X | X | X | X | X | X |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Mid Cap  Value Fund - Institutional Class              |FAI16I   | X |   | X |   | X |   | X |   |   | X | X | X |
(f/k/a Special Equity Fund)                                   |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Retail Class A                       |FAI17A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Retail Class B                       |FAI17B   | X | X | X | X | X | X | X | X | X | X |   | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Technology Fund - Institutional Class                  |FAI17I   | X | X | X |   | X |   | X |   |   | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Retail Class A                  |FAI18A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Retail  Class B                 |FAI18B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Health Sciences Fund - Institutional Class             |FAI18I   | X | X | X |   | X |   | X | X |   | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Retail Class A           |FAI19A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Retail Class B           |FAI19B   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Real Estate Securities Fund - Institutional Class      |FAI19I   |   |   | X |   | X |   | X |   |   | X |   | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Retail Class A                    |FAI20A   | X | X | X | X | X | X | X | X | X | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Retail Class B                    |FAI20B   | X | X | X | X | X | X | X | X | X | X |   | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Fund - Institutional Class               |FAI20I   | X | X | X |   | X |   | X |   |   | X | X | X |
                                                              |         |   |   |   |   |   |   |   |   |   |   |   |   |

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
                            STATE REGISTRATION REPORT

GROUP:FAF

FUND NAMES                                                    FUND CODE  MT  NC  ND  NE  NH  NJ  NM  NV  NY  OH  OK  OR  PA  PR
FAIF - Oregon Intermediate Tax Free Fund - Class C            |FAI24C   |   | X |   |   |   | X |   |   |   |   |   | X | X |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - California Intermediate Tax Free Fund - Class A        |FAI25A   |   | X |   | X | X | X |   |   | X | X | X | X | X |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - California Intermediate Tax Free Fund - Class C        |FAI25C   |   | X |   |   |   | X |   |   | X |   |   | X | X |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class A                         |FAI26A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class B                         |FAI26B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class C                         |FAI26C   | X | X | X |   |   | X |   |   |   |   |   | X | X |   |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class A                         |FAI27A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class B                         |FAI27B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
SEC effective 11-06-97                                        |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class C                         |FAI27C   | X | X | X |   |   | X |   |   |   |   |   |   | X |   |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class A                     |FAI28A   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
SEC effective 11-06-97                                        |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class B                     |FAI28B   | X | X | X | X | X | X | X | X | X | X | X | X | X |   |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class C                     |FAI28C   | X | X | X |   |   | X |   |   |   |   |   |   | X |   |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |


                        [WIDE TABLE CONTINUED FROM ABOVE]

FUND NAMES                                                    FUND CODE  RI  SC  SD  TN  TX  UT  VA  VT  WA  WI  WV  WY
FAIF - Oregon Intermediate Tax Free Fund - Class C            |FAI24C   |   |   |   |   |   |   | X |   |   |   |   | X |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - California Intermediate Tax Free Fund - Class A        |FAI25A   |   |   |   |   |   | X | X |   |   |   |   | X |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - California Intermediate Tax Free Fund - Class C        |FAI25C   |   |   |   |   |   |   | X |   |   |   |   | X |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class A                         |FAI26A   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class B                         |FAI26B   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Micro Cap Value Fund - Class C                         |FAI26C   |   |   | X |   | X |   | X |   |   | X |   | X |
SEC effective 8-5-97                                          |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class A                         |FAI27A   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class B                         |FAI27B   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-06-97                                        |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - Small Cap Value Fund - Class C                         |FAI27C   |   |   | X |   | X |   | X |   |   | X |   | X |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class A                     |FAI28A   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-06-97                                        |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class B                     |FAI28B   | X | X | X | X | X | X | X | X | X | X | X | X |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |

FAIF - International Index Fund - Class C                     |FAI28C   |   |   | X |   | X |   | X |   |   | X |   | X |
SEC effective 11-6-97                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |
